UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 14, 2014

Axesstel, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02.        Results of Operations and Financial Condition.

In this report, we are:

•	updating information regarding our plans to restate our financial statements and file our annual report for the year ended December 31, 2013;

•	announcing preliminary results of operations for the three and six month periods ended June 30, 2014; and

•	reporting on developments related to liquidity and capital resources.

Restatement of financial statements and Annual Report for the year ended December 31, 2013

In a current report on Form 8-K filed on March 31, 2014, we announced preliminary results of operations for the year ended December 31, 2013. We also announced that we would be restating our previously issued unaudited financial statements contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2013, and the two subsequent quarterly reports for the periods ended June 30, 2013 and September 30, 2013, because of errors related to the incorrect recognition of $3.9 million of revenue from sales to two customers in the first quarter of 2013.

We stated our intention to include restated financial information for the first nine months of 2013 in our Annual Report on Form 10-K for the year ended December 31, 2013, and that we expected to file our Annual Report on Form 10-K in early May 2014. Due to continued cash constraints, we have not yet completed the audit of our financial statements for the year ended December 31, 2013, or the review of the financial statements for the quarterly periods ended March 31 and June 30, 2014. We currently expect to file our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 on or about December 15, 2014.

Preliminary Unaudited Results for the three and six month periods ended June 30, 2014

The following financial information is based on our unaudited financial results and is preliminary, subject to modification when the auditor’s review is completed.

The table below shows summary information from our preliminary unaudited statement of operations for the three and six month periods ended June 30, 2014, as well as the year ended December 31, 2013:

	Unaudited ($ in thousands)
	Three months ended June 30, 2014	Six months ended June 30, 2014	Year Ended December 31, 2013
Revenues	$4,292	$5,033	$8,561
Cost of goods sold	3,316	3,543	9,763
Gross margin	976	1,490	(1,202)
Research and development	231	505	2,722
Sales and marketing	116	324	1,940
General and administrative	504	965	7,333
Operating expenses	851	1,794	11,995
Operating income (loss)	125	(304)	(13,197)
Interest expense, net	(223)	(279)	(1,018)
Other income (loss)	–	–	(605)
Net loss	$(98)	$(583)	$(14,820)

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Revenues

For the three month period ended June 30, 2014, revenues were $4.3 million. Of that amount, $4.1 million were related to sales of our Home Alert products to an international distribution company that specializes in integrated supply chain solutions for the wireless industry. This sale represented the initial stocking order to provide our Home Alert products to one of the world’s largest retailers that is placing the products in approximately 3,000 stores in the United States. The remaining $171,000 of revenues for the second quarter related to the sale of our phone and gateway products.

For the six month period ended June 30, 2014, revenue was $5.0 million. This included $4.1 million related to sales of our Home Alert products in the second quarter, $439,000 in license fees related to sales of our gateway products to a customer in Poland, and $473,000 in sales of phone and gateway products.

Revenues for the three and six month periods ended June 30, 2014 were impacted by an arrangement we reached with a significant customer in Poland for our final orders prior to their transition to a 4G network. As a condition to completing the final purchase order, the customer required authority to acquire product directly from our contract manufacturer. We entered into a license agreement with our contract manufacturer granting it a license to manufacture and sell our MV600 and MV610 gateway devices directly to the customer in Poland. Under the terms of the license agreement, we receive a license fee approximating what would have been our gross margin on the sale.

Going forward, we do not anticipate significant sales of our current gateway and terminal products. We anticipate substantially all of our future revenue will derive from our Home Alert and home automation product line. We expect to receive additional orders from the distributor, with the volume and timing of those orders dependent on the rate of sell through for our products at the 3,000 retail stores. The products were introduced into stores in June and July, and an initial marketing campaign is expected to begin in mid to late August. As a result, we don’t expect to receive significant sell through reports until late in the third quarter. If the product launch is successful, we expect to sell the Home Alert product to other significant customers in the United States and Canada.

Cost of Goods Sold

Cost of goods sold for the second quarter was $3.3 million, primarily related to the Home Alert products. There was no cost of goods sold associated with the license fees for the Poland order, which improved gross margin. Overall, gross margin for the second quarter was 23%.

For the six months ended June 30, 2014, cost of goods sold was $3.5 million. Gross margin for the six months ended June 30, 2014 was 30%, impacted positively by the $439,000 in license fees for which there was no associated cost of goods sold.

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Operating Expenses

Operating expenses for the three month period ended June 30, 2014 were $851,000, including $231,000 for research and development, $116,000 for sales and marketing, and $504,000 for general and administrative expenses.

Operating expenses for the six month period ended June 30, 2014 were $1.8 million, including $505,000 for research and development, $324,000 for sales and marketing, and $965,000 for general and administrative expenses.

Operating expenses were significantly lower than the corresponding prior year periods as a result of headcount reductions and other cost saving measures. Headcount reductions have continued in 2014. We have reduced the sales staff related to our gateway products during the second quarter of 2014. We may make additional reductions in research and development and general and administrative expenses in the third or fourth quarter commensurate with our operating requirements.

Net Loss

Net loss for the second quarter was $98,000. Year to date net loss for the six month period ended June 30, 2014 was $583,000.

Under our current operating structure, we can achieve profitable operations on annual revenues of approximately $20 million, assuming gross margins in the upper twenty percent range.

Liquidity and Capital Resources

The following table summarizes key items affecting liquidity at June 30, 2014 and December 31, 2013:

	Unaudited
	($ in thousands)
	June 30, 2014	December 31, 2013
Cash and cash equivalents	$59	$26
Accounts receivable	$4,177	$1,259
Inventory, net	$516	$857
Accounts payable	$12,150	$9,536
Note payable	$5,557	$5,557
Bank financings	$3,213	$3,676
Working capital (deficit)	$(21,752)	$(21,307)

At June 30, 2014, the majority of our accounts receivable relates to the initial order for the sale of Home Alert products for sale in retail stores in the United States.

Inventories are mainly comprised of Home Alert products that were manufactured for sale into Africa, but for which sales were never finalized and payment was never received. Inventories have been substantially reserved based on our inability to secure alternative customers for these products over the past four quarters.

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Our accounts payable consist primarily of payments owed to contract manufacturers. The increase in accounts payable since December 31, 2013 is mainly attributable to the amounts owed for the Home Alert products shipped in the second quarter. The majority of the accounts payable relates to product that was manufactured for sale, but for which the sale was not completed or the customers have failed to pay. Generally, we order products from our contract manufacturers only upon receipt of a purchase order from a customer. We then try to get our contract manufacturers to manufacture on open credit terms. We are delinquent in payments to our contract manufacturers and they have restricted their credit terms with us. Accordingly, we have been required to use purchase order financing and identify alternative manufacturers in order to finance the production of our products.

In September 2012, we settled an outstanding account payable with a contract manufacturer in exchange for cash and the issuance of a promissory note with a face value of $7.7 million (the “Note”). The Note obligates us to make payments of $50,000 each month. In addition, we are required to make a payment on or before March 31 of each year equal to 50% of the prior year’s net income less $600,000. We have not made any monthly payments under this Note since August 2013. Accordingly, the holder has the right to demand payment in full. At June 30, 2014, the Note had a face value of $5.6 million.

We currently have two bank financing arrangements:

In March 2013, we entered into a three year term loan with Silicon Valley Bank, or SVB, totaling $2.3 million, with monthly payments of interest only during the first six months, and then equal monthly payments of principal and interest over the remaining 30 months of the loan. In addition, we are required to make a one-time final payment of $45,000 at the time the loan is repaid. We experienced an event of default under our term loan with SVB related to covenant compliance with a Fixed Charge Coverage Ratio and a Liquidity Ratio, and we remain in default. At June 30, 2014, we had borrowings of $1.6 million under this loan. Interest on the term loan accrues at 6.00% per annum.

In April 2013, we entered into a one year term loan with a commercial bank in China, totaling 10,000,000 Chinese Yuan (equivalent to $1.6 million at June 30, 2014). This loan bears interest based on the People’s Bank of China twelve month adjustable rate, which was 7% per annum at June 30, 2014. This loan was originally due and payable on April 8, 2014, and was guaranteed by Fengpu Industrial Park, the industrial park where we maintain Chinese operations. In April 2014, Fengpu Industrial Park negotiated a six month extension on the repayment of the loan with the commercial bank. In connection with that extension, we entered into a Credit and Guaranty Agreement with Fengpu Industrial Park, which includes a payment schedule to repay the loan by October 2014. We have not made the required payments under the Credit and Guaranty Agreement and in are in default under that agreement.

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We need to raise additional funds in order to continue our operations. Depending on the success of our Home Alert product launch in North America, we may return to profitable operations. However, we have a significant working capital deficit and require additional capital to fund operations while we complete that initial product launch.

We are actively evaluating strategic alternatives to expand our operating base and to provide additional financing capabilities or working capital. We do not have any material contacts or commitments in place for such a transaction or financing at this time. Those strategic alternatives may not be available on favorable terms, or at all.

Based on the current trading value of our common stock, if we issue equity or debt securities to acquire an additional business or raise additional capital, our existing stockholders will experience substantial dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we are unsuccessful in achieving and sustaining profitability and we cannot obtain additional funds on commercially reasonable terms or at all, we will likely be required to curtail significantly or cease our operations.

Forward Looking Statements

Information in this current report regarding our forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All forward-looking statements included in this report, including our preliminary unaudited income statement and balance sheet data as of June 30, 2014 and December 31, 2013, the timing and content of future financial statement reporting and periods of restatement, and the timing or success of future product launches, are based upon information available to us as of the date of this report, which may change. The forward-looking statements in this report speak only as of the date of this report and caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to certain events, risks, and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this report as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under Item 1A in our 2012 Annual Report on Form 10-K, as well as in other reports and documents we file with the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2014	Axesstel, Inc.
By: /s/ Patrick Gray Name: Patrick Gray Title: Chief Executive Officer

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